CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197840), Form S-8 (No. 333-211363) and Form F-3 (No. 333-196755) of China Information Technology, Inc. of our report dated April 26, 2016 which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, on the consolidated financial statements as of December 31, 2015 and for the years ended December 31, 2015 and 2014, which appears on page F-3 of this annual report on Form 20-F of China Information Technology, Inc. for the year ended December 31, 2016.

/s/ GHP Horwath, P.C.

Denver, Colorado
April 28, 2017